As filed with the Securities and Exchange Commission on May 10, 2000
                                                          Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                            SIGA Technologies, Inc.
            (Exact Name of Registrant as Specified in Its Charter)
                           ---------------------------
                 Delaware                      13-3864870
      (State or Other Jurisdiction of       (I.R.S. Employer
      Incorporation or Organization)       Identification No.)
                              420 Lexington Avenue
                                    Suite 620
                            New York, New York 10170
                                 (212) 672-9100
         (Address,  including zip code,  and telephone  number,  including  area code, of Registrant's principal executive office)
                           ----------------------------
                             Joshua D. Schein, Ph.D.
                             Chief Executive Officer
                             SIGA Technologies, Inc.
                              420 Lexington Avenue
                                    Suite 620
                            New York, New York 10170
                           (Name and Address of Agent
                                  For Service)
                                 (212) 672-9100

         (Telephone Number, Including Area Code, of Agent For Service)
                                   Copies to:
                            Lawrence B. Fisher, Esq.
                       Orrick, Herrington & Sutcliffe LLP
                                666 Fifth Avenue
                            New York, New York 10103
                  (212) 506-5000 (Phone) (212) 506-5151 (Fax)

   Approximate date of commencement of proposed sale to the public: From time to time as determined by the Selling Stockholders.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]
                         CALCULATION OF REGISTRATION FEE
===============================================================================
                                         Proposed    Proposed
                            Amount       Maximum      Maximum     Amount of
 Title of Securities To      To Be       Offering    Aggregate   Registration
     Be Registered       Registered(1)  Price Per    Offering        Fee
                                        Share (2)    Price (2)
-------------------------------------------------------------------------------
Common Stock, $0.0001      2,833,391      $4.16     $11,786,907     $3,112
par value                   shares
-------------------------------------------------------------------------------
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares of common stock as may be required to prevent dilution resulting from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for SIGA Technologies, Inc.'s common stock as reported on the Nasdaq SmallCap Market on May 8, 2000 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to completion, dated May 10, 2000




                                2,833,391 Shares

                             SIGA Technologies, Inc.

                                  Common Stock

                               -----------------

      Shares of common stock of SIGA Technologies, Inc. are being offered by this prospectus. The shares will sold from time to time by the selling stockholders named in this prospectus. The prices at which such selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders but we will receive proceeds from the exercise of warrants held by certain of the selling stockholders. Our shares are traded on the Nasdaq SmallCap Market under the symbol "SIGA." The last reported sale price for the shares on the Nasdaq SmallCap Market on May 8, 2000 was $4.06 per share.

                               -----------------

      Investing in the shares involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 7.

                               -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------


                  The date of this prospectus is May 10, 2000

                                TABLE OF CONTENTS

                                                                Page

About this Prospectus..........................................   3
Where You Can Find More Information............................   3
Forward-Looking Statements.....................................   4
About SIGA Technologies, Inc...................................   5
Recent Developments............................................   6
Risk Factors...................................................   7
Use of Proceeds................................................  10
Selling Stockholders...........................................  11
Plan of Distribution...........................................  14
Legal Matters..................................................  17
Experts........................................................  17

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The prospectus relates to 2,833,391 shares of our common stock which the selling stockholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales but we will receive proceeds from the exercise of warrants held by certain selling stockholders. We have agreed to pay the expenses incurred in registering the shares, including legal and accounting fees.

      The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the shares.

      This prospectus describes certain risk factors that you should consider before purchasing the shares. See "Risk Factors" beginning on page 7. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

      Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     1. Our Annual Report on Form 10-KSB/A for the year ended December 31, 1999.

     2.  The  Definitive  Proxy  Statement  for the  Annual  Meeting  of SIGA on
Schedule 14A, dated January 14, 2000.

      3. The description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Exchange Act, dated September 5, 1997, including any amendment or reports filed for the purpose of updating such description.

      This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-______). You may request a free copy of any of the above filings by writing or calling Thomas Konatich, Chief Financial Officer, SIGA Technologies, Inc., 420 Lexington Avenue, Suite 620, New York, New York 10170,
(212) 672-9100.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                           FORWARD-LOOKING STATEMENTS

      This prospectus and the other reports we have filed with the SEC, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project", and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of Siga is not a guarantee of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control, in addition to those risks discussed in "Risk Factors" in this prospectus and in our other public filings, press releases and statements by our management, including (i) the volatile and competitive nature of the biotechnology and Internet industries, (ii) changes in domestic and foreign economic and market conditions, and (iii) the effect of federal, state and foreign regulation on our businesses. All forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                          ABOUT SIGA TECHNOLOGIES, INC.

      SIGA Technologies, Inc. is a development stage company with interests in biotechnology and the Internet. Siga Research Labs, (SRL), our biotechnology division, is focused on the discovery, development and commercialization of vaccines, antibiotics and novel anti-infectives for serious infectious diseases. SRL's lead vaccine candidate is for the prevention of group A streptococcal pharyngitis or "strep throat." SRL is developing a technology for the mucosal delivery of its vaccines which may allow those vaccines to activate the immune system at the mucus lined surfaces of the body -- the mouth, the nose, the lungs and the gastrointestinal and urogenital tracts -- the sites of entry for most infectious agents. SRL's anti-infectives programs, aimed at the increasingly serious problem of drug resistance, are designed to block the ability of bacteria to attach to human tissue, the first step in the infection process.

      We are currently developing, PeerFinder(TM), a third generation instant messenger, which we believe will make the Internet more interactive by enabling meaningful conversation within peer groups or between like-minded individuals. As a complement to users' normal surfing habits, PeerFinder(TM) will provide instant messaging technology for peer-to-peer communication across Web sites, servicing the Internet's rapidly growing collection of online communities. By combining the search for content with real-time conversation, users will be able to easily locate information, transact business, solicit product reviews or simply converse with like-minded individuals on the topics of their interest.

Our Technologies

      Vaccine Technologies:  Mucosal Immunity and Vaccine Delivery

      Using proprietary technology licensed from The Rockefeller University ("Rockefeller"), Siga is developing certain commensal bacteria ("commensals") as a means to deliver mucosal vaccines. Commensals are harmless bacteria that naturally inhabit the body's surfaces with different commensals inhabiting different surfaces, particularly the mucosal surfaces. Our vaccine candidates utilize genetically engineered commensals to deliver antigens from a variety of pathogens to the mucosal immune system.

PeerFinder(TM)

      PeerFinder(TM) is an Internet-based application that is being developed to allow registered users viewing any given Web site to see and communicate with:
(i) all other members of the same peer group wherever they are on the Web, (ii) all other registered users simultaneously viewing the same site and (iii) all of the people in the registered users buddy list. The product will enable both group and private communication in a small discussion box that overlays the Web site being viewed. The product is being designed to facilitate a more natural form of conversation that is both content driven and spontaneous. We believe PeerFinder(TM) will make the Internet more interactive by enabling group or private communication that is not restricted to any particular Web site or chat room, but will complement the users' normal Web browsing habits. PeerFinder(TM) is expected to have the following features:

      Peer groups - Users will sign up with a particular peer or interest group when they register. Users will be notified when other members of their peer groups are online and can communicate with them even if they are at a different Web site. Users will be able to converse with their peers simultaneously or in one-on-one environments.

      Siteseers - Users will be notified of other PeerFinder(TM) users who are on the same Web site they are on and will be able to communicate with each other in either group or one-to-one discussion.

      Buddy list - Users will be notified when their self selected "buddies" are online and will be able to communicate with them no matter where they are on the Web.

      Video, Audio, and Multimedia Streaming - Users will be able to select one of several video, audio or multimedia feeds within the PeerFinder(TM) box to watch and/or listen to.

      Our principal executive offices are located at 420 Lexington Avenue, Suite 620, New York, New York 10170. Our telephone number is (212) 672-9100. The information included on our web site is not intended to be part of this prospectus.

                               RECENT DEVELOPMENTS

     In January, 2000 we completed a private placement of an aggregate principal amount of $1,500,000 6% convertible debentures and 1,043,478 warrants. We received net proceeds of $1,499,674 from the total $1,552,174 gross proceeds. The debentures are convertible into common stock at $1.4375 per share. Interest at the rate of 6% per annum is payable on the principal of each convertible debenture on conversion or at maturity. At our option, interest may be paid in cash or common stock at the conversion price then in effect. The warrants have a term of five years and are exercisable at $3.4059 per share. We can require the holder to exercise the warrants within five days under the following circumstances: (i) a registration statement is effective; and (ii) the closing bid price for our common stock for each of any 15 consecutive trading days is at least 200% of the exercise price of such warrants. If the holder does not exercise the warrants after notice is given, the unexercised warrants will expire. In connection with the placement of the debentures and warrants, we recorded debt discount of approximately $1.0 million. This amount represents the value of the warrants calculated using the Black-Scholes valuation model. The discount will be amortized over the term of debentures.

      In connection with this transaction, we issued warrants to purchase a total of 275,000 shares of our common stock to the placement agent and the investors' counsel (or their respective designees). These warrants have a term of five years and are exercisable at $1.45 per share.

      The terms of the convertible debentures and the warrants issued in connection with the January 2000 transaction specify that, with limited exceptions, a holder cannot convert its debenture or exercise its warrant to the extent that such conversion or exercise would result in the holder and its affiliates then owning more than 9.99% of the then outstanding common stock. The limited exceptions include the existence of a tender offer for our common stock.

      On March 28, 2000 we completed a private placement of an aggregate of 600,000 shares of common stock and 450,000 warrants. We received net proceeds of $2,883,000 from the total gross proceeds of $3,000,000. The warrants have a term of three years; 210,000 warrants are exercisable at $5.00 per share, 120,000 are exercisable at $6.375 per share and 120,000 are exercisable at $6.90 per share. Under certain circumstances, we can redeem the warrants.

                                  RISK FACTORS

      In this section, we highlight the significant risks associated with our business and operations. Investing in our common stock involves a high degree of risk. You should be able to bear a complete loss of your investment. To understand the level of risk, you should carefully consider the following risk factors, as well as the other information found in this prospectus, when evaluating an investment in the shares.

    WE HAVE INCURRED OPERATING LOSSES SINCE OUR INCEPTION AND EXPECT TO INCUR NET LOSSES AND NEGATIVE CASH FLOW FOR THE FORESEEABLE FUTURE. We incurred net losses of $2.2 million for the year ended December 31, 1997, $6.6 million for the year ended December 31, 1998 and $3.6 million for the year ended December 31, 1999. As of December 31, 1999 and December 31, 1998, our accumulated deficit was $14.7 million and $11.0 million, respectively. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Because our strategy includes acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

     UNCERTAINTY OF AVAILABILITY OF ADDITIONAL FUNDING. We will require substantial additional funds to conduct and sponsor research and development activities related to our biopharmaceutical and Internet businesses, to conduct pre-clinical and clinical testing, and to market our products. We intend to seek such additional funding through collaborative arrangements and through public or private financings. There can be no asurance that additional financing will be available, or, if available, that such additional financing will be available, or, if available that such additional financing will be available on terms acceptable to us.

      WE ARE IN VARIOUS STAGES OF PRODUCT DEVELOPMENT AND THERE CAN BE NO ASSURANCE OF SUCCESSFUL COMMERCIALIZATION. Our research and development programs are at an early stage of development. The United States Food and Drug Administration has not approved any of our biopharmaceutical product candidates. Any drug candidates developed by us will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercial sale. We cannot be sure our approach to drug discovery will be effective or will result in the development of any drug. We cannot expect that any drugs that do result from our research and development efforts will be commercially available for many years.

      WE HAVE LIMITED EXPERIENCE IN CONDUCTING PRE-CLINICAL TESTING AND CLINICAL TRIALS. Even if we receive initially positive pre-clinical results, such results do not mean that similar results will be obtained in the later stages of drug development, such as additional pre-clinical testing or human clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can

o     be safe, non-toxic and effective;
o     otherwise meet applicable regulatory standards;
o     receive the necessary regulatory approvals;
o     develop into commercially viable drugs;

o     be manufactured or produced economically and on a large scale;
o     be successfully marketed;
o     be reimbursed by government or private consumers; and
o     achieve customer acceptance.

      In addition, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights. Or, third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

      WE FACE DIFFICULTIES TYPICALLY ENCOUNTERED BY DEVELOPMENT STAGE COMPANIES IN NEW AND RAPIDLY EVOLVING MARKETS BECAUSE OF OUR NEW INTERNET INITIATIVE. We have recently begun developing PeerFinder(TM), a third generation instant messenger. An investor purchasing our common stock must therefore consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, such as online commerce. These risks include our ability to:

      o    develop our web site;
      o    acquire rights to content for our web site;
      o    create a customer base;
      o respond to changes in a rapidly evolving and unpredictable business environment;
      o    maintain current and develop new strategic relationships;
      o    manage growth;
      o    continue to develop and upgrade our technology; and
      o    attract, retain and motivate qualified personnel.

We  cannot   assure  you  that  any  services  or  products   developed  by  us,
independently or with collaborative partners, will achieve market acceptance.

     THE BIOPHARMACEUTICAL AND INTERNET MESSENGING MARKETS IN WHICH WE COMPETE AND WILL COMPETE ARE HIGHLY COMPETITIVE. The biopharmaceutical industry is characterized by rapid and significant technological change. Our success will depend on our ability to develop and apply our technologies in the design and development of our product candidates and to establish and maintain a market for our product candidates. There also are many companies, both public and private, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions engaged in developing pharmaceutical and biotechnology products. Many of these companies have substantially greater financial, technical, research and development, and human resources than us. Competitors may develop products or other technologies that are more effective than any that are being developed by us or may obtain FDA approval for products more rapidly than us. If we commence commercial sales of products, we still must compete in the manufacturing and marketing of such products, areas in which we have no experience. Many of these companies also have manufacturing facilities and established marketing capabilities that would enable such companies to market competing products through existing channels of distribution. The Internet messenging market is highly competitive. This market may experience pricing and margin pressure, which as a result, could adversely affect our operating results and financial position. A number of companies offer products and services that target the same market that we target. The Internet market is characterized by an increasing number of entrants due to low start-up costs. Some of our competitors and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than us. Our competitors may develop products that are superior to ours or that achieve greater market acceptance. Our future success will depend significantly upon our ability to increase our share of our target market and to sell additional products, product enhancements and services to our customers. We may not be able to compete successfully, and competition may result in decreases in:

        o the prices we receive for our products and services;
        o our revenues;
        o our profit margins; or
        o our market share.

     Any of these decreases could adversely affect our business and results of operations.

     IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH THE RAPID CHANGES INVOLVING TECHNOLOGY AND THE INTERNET. The Internet and technology industry is characterized by rapid technological advances, changes in customer requirements and frequent new product and services introductions and enhancements. Our future success will depend upon our ability to enhance our proposed products and services and to develop and introduce new products and services that keep pace with technological developments, respond to the growth in the Internet, encompass evolving customer requirements and achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness, revenues, profit margins or market share. There is no assurance that new products or product enhancements which we develop will achieve market acceptance.

     WE MAY BE SUBJECT TO LITIGATION AND INFRINGEMENT CLAIMS. The technology that we use to develop our products, and those that we incorporate in our products, may be subject to claims that they infringe the patents or proprietary rights of others. The risk of this occurring will tend to increase as the biotechnology and software industries expand, more patents are issued and other companies attempt to develop mucosal vaccines and anti-infectives programs.

      As is typical in the biotechnology and software industries, we have received, and we will probably receive in the future, notices from third parties alleging patent infringement. We believe that we are not infringing the patent rights of any such third party.

      We  may,   however,   be  involved  in  future  lawsuits  alleging  patent
infringement or other intellectual property rights violations. In addition, litigation may be necessary to:

      o    assert claims of infringement;

      o    enforce our patents;

      o    protect our trade secrets or know-how; or

      o determine the enforceability, scope and validity of the proprietary rights of others.

      We may be unsuccessful in defending or pursuing these lawsuits. Regardless of the outcome, litigation can be very costly and can divert management's efforts. An adverse determination may subject us to significant liabilities or require us to seek licenses to other parties' patents or proprietary rights. We may also be restricted or prevented from manufacturing or selling our products. Further, we may not be able to obtain the necessary licenses on acceptable terms, if at all.

      WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH. We expect to continue to experience significant growth in the number of our employees and the scope of our operations. This growth has placed, and may continue to place, a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems and to hire, train and manage our employees.

      WE DEPEND ON KEY EMPLOYEES IN A COMPETITIVE MARKET FOR SKILLED PERSONNEL. We are highly dependent on the principal members of our management, operations and scientific staff, including Joshua D. Schein, our Chief Executive Officer. The loss of any of these persons' services would have a material adverse effect on our business. We have entered into employment agreements with seven individuals who we consider to be key employees. We do not maintain a key person life insurance policy on the life of any employee.

      Our future success also will depend in part on the continued service of our key scientific, software, bioinformatics and management personnel and our ability to identify, hire and retain additional personnel, including customer service, marketing and sales staff. We experience intense competition for qualified personnel. We may not be able to continue to attract and retain personnel necessary for the development of our business.

      OUR ACTIVITIES INVOLVE HAZARDOUS MATERIALS AND MAY SUBJECT US TO ENVIRONMENTAL REGULATORY LIABILITIES. Our biopharmaceutical research and development involves the controlled use of hazardous and radioactive materials and biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages, and this liability could exceed our resources.

      We believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material additional capital expenditures for environmental control facilities in the near term. However, we may have to incur significant costs to comply with current or future environmental laws and regulations.

      SALES OF SHARES ELIGIBLE FOR FUTURE SALE COULD IMPAIR OUR STOCK PRICE. Sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. These factors could also make it more difficult to raise funds through future offerings of common stock.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the securities will be received by the selling stockholders. We will not receive any of the proceeds from the sale of the securities by the selling stockholders. We will receive proceeds from the exercise of the warrants held by certain of the selling stockholders.

                              SELLING STOCKHOLDERS

      The table below sets forth information regarding ownership of our common stock by the selling stockholders on March 20, 2000 and the shares of common stock to be sold by them under this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. SEC rules require that the number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying convertible debentures and warrants held by such person that are exercisable within 60 days of March 20, 2000. In the case of selling stockholders who own convertible debentures, the number of shares owned prior to the offering includes the number of shares which would be issued upon conversion in payment of all accrued interest through maturity in January 2002. Therefore, the number of shares of common stock for some listed persons may include shares that are not subject to purchase during the 60 day period. The number of shares included in this table for some of the selling stockholders may ultimately be more than the number of shares actually held by such selling stockholders. The number of shares registered for resale by each of Donald G. Drapkin, Howard Gittis, Lenore Katz, J. Jay Lobell, Frank J. and Mary Ann Loccisano, Alfons Melohn and Midnight Magic Investments under this prospectus is equal to 110% of the amount specified in the table below, to take into account certain possible variations in the conversion rate of the convertible debentures owned by each of such selling stockholders.

      We have filed with the SEC, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the securities from time to time on the Nasdaq SmallCap Market or in privately-negotiated transactions and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of (i) _______, 2002, (ii) the date on which all the shares of common stock may be sold under SEC Rule 144(k) (assuming exercise of all applicable warrants and conversion of all applicable debentures), or (iii) the date on which the selling stockholders have sold all of the shares of common stock.

                                                          Securities Owned
                    Securities Owned Prior to Offering     After Offering
                                             Shares of
                                              Common    Number of  Percent
                     Shares of  Percent of     Stock    Shares of     of
Name of Selling       Common      Common      Offered   Common     Common
Stockholder            Stock       Stock      Hereby      Stock      Stock

Donald G. Drapkin     737,391(1)   9.97        737,391      0           *


Gabriel M. Cerrone    271,500(2)   3.95      210,000     61,500         *


Fahnestock & Co.,      52,500(3)     *        52,500        0           *
Inc.

Howard Gittis         509,804(4)   7.15      479,304     30,500         *


Lenore Katz            73,740(5)   1.10       73,740        0           *


Samuel Krieger          6,250(6)     *         6,250        0           *


Ronald Nussbaum         6,250(7)     *         6,250        0           *

J. Jay Lobell         147,478(8)       2.17     147,478       0         *


Frank J. Loccisano    120,609(9)      1.78     110,609     10,000       *
and MaryAnne
Loccisano

Alfons Melohn         516,174(10)     7.20     516,174       0          *

Open-i Media, Inc.    125,000         1.88     125,000       0          *

Midnight Magic        213,478(11)     3.14     147,478      66,000      *
Investments
-------------------
*  Less than one percent

(1) Consists of 389,565 shares of common stock issuable upon conversion of convertible debentures and 347, 826 shares of common stock issuable upon exercise of warrants.

(2) Consists of 210,000 shares of common stock issuable upon exercise of warrants.

(3) Consists of 52,500 shares of common stock issuable upon exercise of warrants.

(4) Consists of 253,217 shares of common stock issuable upon conversion of convertible debentures and 226,087 shares of common stock issuable upon exercise of warrants.

(5) Consists of 38,957 shares of common stock issuable upon conversion of convertible debentures and 34,783 shares of common stock upon exercise of warrants.

(6) Consists of 6,250 shares of common stock issuable upon exercise of warrants.

(7) Consists of 6,250 shares of common stock issuable upon issuance of warrants.

(8) Consists of 77,913 shares of common stock issuable upon exercise of convertible debentures and 69,565 shares of common stock issuable upon exercise of warrants.

(9) Consists of 58,435 shares of common stock issuable upon conversion of convertible debentures and 52,174 shares of common stock issuable upon exercise of warrants.

(10) Consists of 272,696 shares of common stock issuable upon conversion of convertible debentures and 243,478 shares of common stock issuable upon exercise of warrants.

(11) Consists of 77,913 shares of common stock issuable upon conversion of convertible debentures and 69,565 shares of common stock issuable upon exercise of warrants.

      The information provided in the table above with respect to the selling stockholders has been obtained from such selling stockholders.

      Except as otherwise disclosed above or in documents incorporated herein by reference, the selling stockholders, except for Open-i Media, Inc. have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates. In October 1999, we entered into an agreement with Open-i Media for the development and acquisition of the source code for a client/server chat and instant messaging internet application. According to the agreement, as development milestones are reached, we will pay Open-i Media a combination of $200,000 and 125,000 shares of common stock. In March 2000, we entered into an additional agreement with Open-i Media for development and consultation. We will pay Open-i $280,000 in cash and shares of common stock against certain development milestones to be achieved in 2000. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

      This prospectus covers the sale of shares of common stock from time to time by the selling stockholders named in the table below. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholder may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

o    an exchange distribution in accordance with the rules of such exchange;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o    in privately negotiated transactions.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

      The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

      The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares.

Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

      The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

o    the   name   of  the   selling   stockholder   and  of  the   participating
     broker-dealer(s);

o    the number of shares involved;

o    the price at which such shares were sold;

o    the  commissions   paid  or  discounts  or  concessions   allowed  to  such
     broker-dealer(s), where applicable;

o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

o    other facts material to the transaction.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We have agreed to indemnify certain selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended, in connection with the offering of the shares or to contribute to payments which such selling stockholders may be required to make in respect thereof. The selling stockholders may agree to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for Siga by Orrick, Herrington & Sutcliffe LLP.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of Siga Technologies, Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

                                                     Amount

      Securities and Exchange Commission filing fee. $3,112
      Printing expenses.............................  2,000
      Legal Fees and Expenses....................... 10,000
      Accounting Fees and Expenses..................  5,000
      Miscellaneous.................................  3,888
                                                     -----------
          Total..................................... $24,000
                                                     =======

      All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article IX of the Registrant's Certificate of Incorporation and Article VII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

ITEM 16.   EXHIBITS

      The following is a list of exhibits filed as part of this registration statement.

           Exhibit
           Number    Description and Method of Filing
           ---------      ----------------------------------------
             3.1     Restated Certificate of Incorporation of the Registrant

             5       Opinion of Orrick, Herrington & Sutcliffe LLP

             23.1 Consent of Orrick, Herrington & Sutcliffe LLP (included in the opinion filed as Exhibit 5)

             23.2    Consent of PricewaterhouseCoopers LLP

             24      Power of Attorney (See Page II-4)


ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sale; are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Siga Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on May 9, 2000.

                                    Siga Technologies, Inc.

                                    By: /s/ Joshua D. Schein
                                       -----------------------
                                    Joshua D. Schein, Ph.D.
                                    Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Joshua D. Schein and Judson A. Cooper, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement (and any post-effective amendments) relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature             Title of Capacities         Date

   /s/ Joshua D. Schein      Chief Executive           May 9, 2000,
------------------------
Joshua D. Schein, Ph.D.        Officer,
                               Secretary and
                               Director

   /s/ Judsen A. Cooper      Chairman of the Board     May 9, 2000,
------------------------     and Executive Vice
Judson A. Cooper             President


   /s/ Thomas Konatich       Chief Financial           May 9, 2000,
------------------------     Officer
Thomas Konatich

   /s/ Jeffrey Rubin            Director               May 9, 2000,
----------------------
Jeffrey Rubin

                                Director
----------------
Scott Eagle

   /s/ Thomas N. Lanier         Director               May 9, 2000,
------------------------
Thomas N. Lanier

                                 EXHIBIT INDEX

      Exhibit
       Number
        3.1    Restated Certificate of Incorporation of the Registrant

          5    Opinion of Orrick, Herrington & Sutcliffe LLP

        23.1 Consent of Orrick, Herrington & Sutcliffe LLP (included in the opinion filed as Exhibit 5)

        23.2   Consent of PricewaterhouseCoopers LLP

         24    Power of Attorney (See Page II-4)

-------------------------------------------------------------------------------